UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 10, 2011 (January 4, 2011)

CHINA BIOLOGIC PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34566	75-2308816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 14 East Hushan Road,
Tai’an City, Shandong 271000
People's Republic of China
(Address of Principal Executive Offices)

86 538 -620-2306
Registrant's Telephone Number, Including Area Code

______________________________________________________
(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[    ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Logic Management Consulting (China) Co., Ltd. (“Logic China”), a wholly-owned subsidiary of China Biologic Products, Inc. (the "Company") and Shaowen Fan, a PRC individual, entered into an equity transfer agreement, dated January 4, 2011 (the "Equity Transfer Agreement"), pursuant to which Logic China agreed to acquire the 10% minority interest in Guiyang Dalin Biologic Technologies Co., Ltd., a limited liability company established under the laws of the People's Republic of China ("Dalin"), from Shaowen Fan, for a purchase price of RMB 50 million (approximately $7,530,120).

Logic China already held the 90% majority interest in Dalin, pursuant to an equity transfer agreement, dated September 26, 2008, among Dalin, Fan Shaowen and the other shareholders of Dalin at the time. Upon the consummation of the acquisition, Dalin will become a wholly-owned subsidiary of Logic China.

The description of the Equity Transfer Agreement in this current report is a summary only and is qualified in its entirety by the terms of the Equity Transfer Agreement. A copy of the Equity Transfer Agreement is attached hereto as exhibits 10.1 and is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	English translation of the Equity Transfer Agreement, dated January 4, 2011, between Logic Management Consulting (China) Co., Ltd. and Shaowen Fan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2011

CHINA BIOLOGIC PRODUCTS, INC.

By: /s/ Chao Ming Zhao
Chao Ming Zhao
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	English translation of the Equity Transfer Agreement, dated January 4, 2011, between Logic Management Consulting (China) Co., Ltd. and Shaowen Fan.